SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                     THE SECURITIES AND EXCHANGE ACT OF 1934

               Date of report (date of earliest event reported):
                                 AUGUST 26, 1997


                           EARTH SEARCH SCIENCES, INC.
             (Exact name of registrant as specified in its charter)


      State of Utah                   0-19566                   87-0437723
(State of Incorporation)            (Commission              (I.R.S. Employer
                                       File No.)             Identification No.)



502 North 3rd Street, Suite #8, McCall, Idaho                     83638
  (Address of principal executive offices)                     (Zip code)


               Registrant's telephone number, including area code:
                                 (208) 634-7080


                                    No Change
          (Former Name or Former Address, if changed since last report)

Item 5.  OTHER EVENTS.

         EARTH SEARCH SCIENCES APPOINTS GLOBAL EXPLORATION EXECUTIVE TO
                    NEWLY CREATED POSITION OF VICE PRESIDENT

         MCCALL, Idaho--Brian Savage, president of Earth Search Sciences, Inc., today announced the appointment of international mineral exploration expert Robert Stewart as, vice president--exploration,
         "We are extremely fortunate to have Bob Stewart join ESSI to contribute his more than 20 years of mineral exploration experience to our company," Savage said. "We are rapidly moving into the application of our proprietary hyperspectral remote sensing data collection and processing to identify quality mineral exploration prospects, and Bob's experience will be invaluable in that endeavor."
         Stewart was formerly senior geologist for international exploration for Falconbridge Ltd., a major Canadian exploration and mining company based in Toronto. His experience with Falconbridge since 1980 was focused on generating, developing and managing integrated exploration programs throughout Canada and abroad, including the use of traditional remote sensing technologies. Prior to joining Falconbridge, Stewart gained extensive practical, field-based experience with Newmont Exploration, Getty Mines Limited, Texasgulf and on government geological surveys.
             Stewart holds a Bachelor of Science degree in geology with honors from Mount Allison University and a Master of Science degree in geology from Carleton University.
               "Joining Earth Search Sciences at a time like this is extremely exciting because ESSI's Probe I hyperspectral technology can now be applied for the first time to explore vast regions for indications of significant mineral deposits," Stewart said. "High precision and high resolution data collection plus rapid processing means ESSI and its partners will be able to explore faster, better and cheaper than previously possible.
               "This will offer strategic advantages that will not only keep ESSI on the leading edge of applied hyperspectral technology but in the forefront of global mineral reconnaissance. Mineral discoveries from these surveys will then be developed by the ESSI team and its partners to maximize shareholder returns. I look forward to joining my new colleagues in the success promised by this exciting growth venture."

                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

                                        EARTH SEARCH SCIENCES, INC.

                                        /s/ Larry F. Vance
                                        Chairman and Director
August 26, 1997